Pinpoint Recovery Solutions Corp.
4350 W. Cypress Street
Tampa, FL 33607

October 26, 2007

Mr. Jon Leslie
43 Greenacres Avenue
Scarsdale, New York 10583

Re:            Employment Agreement

Dear Mr. Leslie:

This letter confirms our understanding with respect to your employment by Pinpoint Recovery Solutions Corp. (“Pinpoint”) as Pinpoint’s chief financial officer. In such capacity, you shall report directly to Pinpoint’s chief executive officer or to such other person as the chief executive officer or the board of directors of Pinpoint shall determine to be appropriate.

You will initially be employed for the period beginning as of November 1, 2007 and ending on January 31, 2008 (the “Initial Term”). During the Initial Term, you will be expected to devote such amount of time to Pinpoint’s affairs as is necessary to properly perform the services expected in exchange for your services as chief financial officer of Pinpoint, and you shall be paid at the rate of $8,333 per month in accordance with Pinpoint’s customary compensation policies, but in any event not less frequently than twice monthly. During the Initial Term you will not be eligible for or provided with medical, dental or any other benefits other than reimbursement in accordance with company policy of expenses incurred on behalf of Pinpoint

If at the end of the Initial Term you continue to serve as Pinpoint’s chief financial officer, unless otherwise agreed and set forth in a written agreement, you will be paid an annual salary of $140,000, be granted options to purchase up to an aggregate of 25,000 shares of Pinpoint’s common stock at an exercise price per share of $3.00, subject to applicable law and the terms of Pinpoint’s stock option plan then in effect and otherwise as the board of directors may determine, and be eligible to participate in such medical, dental and other benefit plans as are made available to Pinpoint’s executive officers.

Unless otherwise agreed in writing, your employment by Pinpoint both during the Initial Term and thereafter shall be on an at-will basis and, accordingly, nothing in this letter shall entitle you to employment by Pinpoint either during the Initial Term or thereafter.

The parties hereto hereby irrevocably agree to the exclusive venue and personal and subject matter jurisdiction of the federal and state courts sitting in the County of New York, State of New York, hereby waive any right they may have to a jury trial and any claim of inconvenient forum, and hereby consent to receiving service of process by U.S. mail or overnight courier to their respective addresses set forth above. This letter agreement: (i) sets forth the entire agreement of the parties hereto with respect to its subject matter and supersedes any and all other prior and contemporaneous agreements. express or implied, written or oral, and may not be assigned by either party without the prior written consent of the other; (ii) may be amended, and any term or condition hereof waived, only in a writing signed by the party to be held thereto; (iii) shall be governed by the laws of the State of New York without giving effect to its conflicts of laws provisions; (iv) shall inure to the benefit of and be enforceable by the heirs, executors, administrators, legal representatives, successors, and permitted assigns of the parties hereto; and (v) is for the benefit of the parties hereto alone and no other person shall have any rights. interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

Since you will be serving as an executive officer of Pinpoint and may serve in a similar capacity for other entities owned by Pinpoint, Pinpoint will (a) indemnify’ you to the fullest extent permitted under Delaware law, (b) advance all expenses incurred by you in defending any action or proceeding to which you become a party by reason of the fact that you were or arc a director or officer of Pinpoint or any such other company to the fullest extent permitted under Delaware law, and (c) purchase and maintain for the benefit of executive directors and officers of Pinpoint liability insurance policies and errors and omissions insurance policies in reasonable amounts from established and reputable insurers

If this letter accurately sets forth your agreement with Pinpoint with respect to your employment by Pinpoint, kindly indicate by signing below and returning one (1) original to Pinpoint at the address above.

Very truly yours,

PINPOINT RECOVERY SOLUTIONS CORP.

By:
Kevin Cappock, President

Agreed to by:
Jon D. Leslie